Magellan Gold Reports Geochemical Results from Silver District Samples

FOR IMMEDIATE RELEASE

        November 2, 2015

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) is pleased to announce geochemical results from sampling at its 100% controlled Silver District Project located in La Paz County, southwest Arizona. Rock chip surface samples collected across seven of fourteen known deposits were successful in validating the occurrence of silver values up to 13.0 ounces per ton and fluorspar values up to 25.7% over significant widths. Silver District deposits are localized along three major vein systems having a collective strike length of eight miles. Previous shallow drilling that partially tested these vein systems defined historical resources containing 16 million ounces silver and 328,450 tons fluorite, with additional barite and lead-zinc mineralization.

Pierce Carson, CEO of Magellan’s mineral subsidiary Gulf & Western Industries, Inc. said, “These encouraging sample results are consistent with historical drilling results. In addition, with respect to any future mining development, ICP 33-element analysis returned low values for environmentally undesirable elements such as mercury, arsenic and uranium.

“The Silver District Project exhibits excellent potential for substantial expansion of the near-surface oxidized silver and fluorite historical resources drilled to date. Subject to funding, we plan to conduct an extensive drilling program to test strike and depth extensions of the vein deposits. The project shows promising potential for development of a silver mine with by-products fluorite, barite and lead-zinc.”

Following are highlights of sample results:

Clip (15 ft rock chip across vein):

13.0 opt Ag; 5.2% Fluorspar (CaF2);

6.9% Barite (BaSO4)

Geronimo (12 ft rock chip across vein):

10.5 opt Ag; 5.7% Fluorspar; 1.5% Pb

MP (20 ft rock chip across vein):

5.3 opt Ag

Red Cloud (30 ft rock chip across vein):

4.1 opt Ag; 25.7% Fluorspar; 2.1% Zn

Pacific (20 ft rock chip across vein):

1.0 opt Ag; 20.9% Fluorspar; 2.2% Pb; 3.8% Zn

For locations of the deposits from which the samples were collected, refer to pages 14 and 19 of Magellan’s management presentation at the following link:

http://magellangoldcorp.com/wp-content/uploads/2015/10/Magellan_Presentation_-Oct-2015.pdf

Geochemical analyses were performed by ALS Minerals in Reno, NV and Vancouver, B.C. Silver analysis was by four acid digestion, HCl leach and atomic absorption finish. Fluorine analysis was by Na2O2 fusion, citric acid leach and ion selective electrode. Barium analysis was by fusion XRF. Lead and zinc analyses were by four acid digestion with ICP-AES finish. All samples were analyzed as part of a 33 element package by four acid digestion and ICP-AES finish. Gold analysis was by fire assay with atomic absorption finish.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB:  MAGE) is a Nevada corporation engaged in the acquisition and exploration of precious metals mineral properties. The Company is actively seeking quality properties with potential for early production. Magellan holds its properties through its 85% owned subsidiary Gulf & Western Industries, Inc.

Magellan controls two mineral properties, the Silver District Project in La Paz County, southwest Arizona, and the Sacramento Mountains Project in San Bernardino County near Needles, California. At the Silver District Project, Magellan’s district-scale property position covers the heart of the historic Silver District and includes all of the important historical producers, most of the old mines and prospects and all of the known exploration targets. At the Sacramento Mountains Project, the Company is seeking a joint venture partner to fund a drilling program aimed at discovery of gold-silver epithermal vein deposits and of detachment-related disseminated gold deposits.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Cautionary Note to U.S. Investors: The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. We use certain terms in this release, such as “resources”, “geologic resources”, ”measured”, ”indicated” and “inferred”, that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our latest Form 10-K and other reports filed with the SEC. You can review and obtain copies of these filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:

John Power

President

Magellan Gold Corporation

(707) 884-3766

Pierce Carson

President

Gulf & Western Industries, Inc.

(505) 463-9223